UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nate’s Food Co.
(Exact name of registrant as specified in its charter)

Colorado	46-3403755
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15151 Springdale Street Huntington Beach, California	92649
(Address of Principal Executive Offices)	(Zip Code)

Nate’s Food Co. 2014 Incentive Plan

Amendment No. 1 to the Nate’s Food Co. 2014 Incentive Plan

(Full title of the plan)

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.0001 par value	50,000,000 Shares	$0.0027 Per Share	$135,000	$15.65

(1)	This registration statement covers common stock issuable under our plan titled “Nate’s Food Co. 2014 Incentive Plan” and “Amendment No. 1 to the Nate’s Food Co. 2014 Incentive Plan.”

(2)

This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the Nate’s Food Co. 2014 Incentive Plan and Amendment No. 1 to the Nate’s Food Co. 2014 Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the closing price as reported on the OTC Markets on January 23, 2017 of $0.0027 per share.

EXPLANATORY NOTE

On December 29, 2016, the Board of Directors of Nate’s Food Co. (the “Company”) approved the adoption of Amendment No. 1 to the Nate’s Food Co. 2014 Incentive Plan (the “Plan”). On January 11, 2017, the majority stockholders of the Company approved the Plan. The purpose of this Registration Statement on Form S-8 is to register with the U.S. Securities and Exchange Commission (the “Commission”) 50,000,000 shares of the Company’s common stock, par value $0.0001 per share, which may be issued by the Company upon the exercise of options granted, or other awards made, pursuant to the terms of the Plan. The reports most recently filed by the Company with the Commission are listed below in Part II, Item 3.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The applicable information set forth in Item 2 of this Registration Statement on Form S-8 is incorporated by reference in this Item 1.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information concerning the Plan specified in Part I of the instructions to Registration Statement on Form S-8 have been or will be sent or given to the participants in the Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with the Note to Part I of the instructions to Registration Statement on Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)	Quarterly Report on Form 10-Q for the period ended November 30, 2016, filed with the Commission on January 23, 2017;

(2)	Quarterly Report on Form 10-Q for the period ended August 31, 2016, filed with the Commission on October 24, 2016;

(3)	Annual Report on Form 10-K for the period ended May 31, 2016, filed with the Commission on August 19, 2016;

(4)	Quarterly Report on Form 10-Q for the period ended February 29, 2016, filed with the Commission on June 28, 2016;

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

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Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Colorado Revised Statutes and our articles of incorporation and our bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amendment No. 1 to the Nate’s Food Co. 2014 Incentive Plan*

4.2

Nate’s Food Co. 2014 Incentive Plan (Incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on September 29, 2014)

5.1	Opinion of Owen Naccarato and Associates*

23.1	Consent of Malone Bailey LLP, Certified Public Accounting Firm*

*Filed Herewith

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Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Colorado Revised Statutes, the Articles of Incorporation of the registrant, the Bylaws of the registrant, indemnification agreements entered into between the registrant and its officers and directors or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in Huntington Beach, California, on January 25, 2017.

NATE’S FOOD CO.

Date: January 25, 2017	By:	/s/ Nate Steck
Nate Steck
Chief Executive Officer Principal Executive Officer

Date: January 25, 2017	By:	/s/ Marc Kassoff
Marc Kasoff
Chief Financial Officer Principal Financial Officer

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